EXHIBIT 99.1

News Release

Contact: Investor Relations
Phone: (713) 324-4755
Email: xjtinvestor@expressjet.com

EXPRESSJET REPORTS JULY 2006 PERFORMANCE

            HOUSTON, August 1, 2006 – ExpressJet Holdings (NYSE: XJT) today announced increased traffic and capacity in July 2006 for its Continental Express operating fleet.

            During the month, ExpressJet revenue passenger miles (RPMs) totaled 976 million, up 13.3 percent over July 2005, and available seat miles (ASMs) increased by 10.6 percent compared with July 2005.  ExpressJet's July load factor was 80.6 percent, a 1.9 point increase over July 2005.  The company flew 83,602 block hours, compared with 75,905 block hours in July 2005, and operated 44,223 departures, versus 40,434 departures in July 2005.

            Also in July 2006, ExpressJet operated at a 99.8 percent controllable completion factor, which excludes cancellations due to weather and air traffic control.  ExpressJet had a total completion factor of 97.2 percent during the month.  In July 2005, ExpressJet’s controllable completion factor was 99.9 percent and its total completion factor was 96.5 percent.

            ExpressJet Holdings has strategic investments in the air transportation sector, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines operates a fleet of Embraer regional jets as Continental Express to 152 destinations in the United States, Canada, Mexico, Central America and the Caribbean, and provides third-party training through its Training Services division.  ExpressJet Services, LLC provides third-party repair services.  The company is the sole stockholder of these subsidiaries and also invests in other entities that permit it to leverage the management experience, efficiencies and economies of scale present in its subsidiaries.  For more information, visit expressjet.com.

– more –

EXPRESSJET REPORTS JULY 2006 PERFORMANCE/Page 2

PRELIMINARY TRAFFIC RESULTS

JULY	2006		2005		Change

Revenue Passenger Miles (000)	976,474		861,801		13.3	Percent

Available Seat Miles (000)	1,210,983		1,094,546		10.6	Percent

Passenger Load Factor	80.6	Percent	78.7	Percent	1.9	Points

Block Hours	83,602		75,905		10.1	Percent

Departures	44,223		40,434		9.4	Percent

YEAR-TO-DATE	2006		2005		Change

Revenue Passenger Miles (000)	6,021,905		5,060,113		19.0	Percent

Available Seat Miles (000)	7,654,502		6,860,724		11.6	Percent

Passenger Load Factor	78.7	Percent	73.8	Percent	4.9	Points

Block Hours	530,028		474,606		11.7	Percent

Departures	283,848		258,557		9.8	Percent

###